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EXHIBIT 23.2


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors

Consumer Portfolio Services, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 333-58199, 333-35758, 333-75594 and 333-115622) on Form S-8 of Consumer
Portfolio Services, Inc. of our report dated March 15, 2004, with respect to the consolidated balance sheet of Consumer Portfolio Services, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2004, annual report on Form 10-K of Consumer Portfolio Services, Inc.



/s/ KPMG LLP


Orange County, California

March 28, 2005

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